UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2011 (March 25, 2011)
Date of Report (Date of earliest event reported)

MAM SOFTWARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 431 1794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2011, MAM Software Group, Inc., a Delaware Corporation (the “Company”), entered into the material agreements described in Item 3.02 below. Prior to the entry into of the material agreements described in Item 3.02 below, there were material relationships between the Company and its affiliates and the respective signatories to such material agreements. Such signatories had previously provided financings to the Company including, a financing that took place in 2007 and were parties to exchange agreements in 2010 whereby each of them exchanged their common stock purchase warrants for shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). In addition, the following signatories may be deemed to be affiliates of the Company: Lewis Opportunity Fund; Channel Partnership II, LP, Wynnefield Partners Small Cap Value L.P., Wynnefield Partners Small Cap Value L.P. l, and Wynnefield Small Cap Offshore Fund LTD.

Item 3.02. Unregistered Sale of Equity Securities.

On March 28, 2011, the Company entered into exchange agreements (collectively, the “Exchange Agreements”) with all the holders of shares of the Company’s Series A Convertible Preferred Stock. Under the Exchange Agreements, the holders agreed to exchange all their shares of Series A Preferred Stock for shares for shares of the Company’s common stock, $0.0001 par value (“Common Stock”), at an exchange ratio of one share of Common Stock for one share of Series A Preferred Stock (the “Exchange”).  The Company issued 179,270 shares of Common Stock to eight existing Series A Preferred stockholders in exchange for all of the previously outstanding 1,792,661 shares of Series A Preferred Stock.  The Common Stock was issued in reliance upon the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933 as amended exempting any security exchanged by an issuer exclusively with its existing security holders in a transaction where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

The information contained under Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

Effective March 25, 2011 (the “Effective Date”), the Company amended its Certificate of Incorporation (the “Certificate of Amendment”) to effectuate a one-for-one hundred reverse stock split, followed by a ten-for-one forward stock split.  Pursuant to this transaction, every 100 shares of the Company’s Common Stock have been converted into one share of the Company’s Common Stock.  Immediately thereafter, a forward stock split was undertaken whereby each share of Common Stock was converted into 10 shares of Common Stock.  Stockholders owning fewer than 100 shares of Common Stock whose interests were converted into fewer than 1 share of Common Stock pursuant to the reverse split, was converted into the right to receive an amount equal to the average daily closing price per share of the Common Stock on the OTC Bulletin Board for the five trading days immediately before and including the Effective Date, without interest. Stockholders who hold 100 or more shares as of the Effective Date will receive fractional shares in the reverse split and will not be cashed out.  Any fractional shares held after the ensuing forward split will be rounded up to the nearest whole share.

As of the Effective Date, pursuant to this corporate action, approximately 13,910,000 shares of Company Common stock are currently outstanding.  This number of shares of Common Stock outstanding as of the Effective Date is exclusive of the shares of Common Stock issued pursuant to the Exchange Agreements in exchange for shares of Series A Preferred Stock.

Beginning on March 25, 2011, the Company’s trading symbol has been temporarily changed to “MAMSD” for a period of 20 business days.  Effective April 22, 2011, the “D” will be removed, and the Company’s trading symbol will return to the original “MAMS.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 29, 2011	MAM SOFTWARE GROUP, INC.

/s/ Charles F. Trapp
Name: Charles F. Trapp Title: Chief Financial Officer